Exhibit 99.1

Processa Pharmaceuticals Announces $10.2 Million Strategic Financing

Strengthened Financial Position Supports Execution Through 2023

HANOVER, MD., February 17, 2021 (GLOBE NEWSWIRE) -- Processa Pharmaceuticals, Inc. (NASDAQ: PCSA), (“Processa” or the “Company”), a clinical-stage biopharmaceutical company developing products to improve the survival and/or quality of life for patients who have unmet medical needs, announced today that it has executed a securities purchase agreement to raise gross proceeds of $10.2 million resulting from the sale of 1,321,132 shares through a private investment in public equity (PIPE) financing at a price of $7.75 per share. The financing attracted both institutional and accredited investors. The closing of the private placement is subject to the satisfaction of customary closing conditions, expected to occur on or about February 23, 2021.

“We believe these additional resources position us to further advance our pipeline of drug candidates for those patients who need better treatment options in cancer and gastroparesis as well as patients who have no real FDA approved treatment for Necrobiosis Lipoidica (NL),” said Dr. David Young, CEO and chairman of Processa. “We look forward to seeing the results from our interim analyses in the phase 1B PCS6422 study and the Phase 2B PCS499 study in the 2H 2021.”

Tribal Capital Markets, LLC acted as sole placement agent for the offering. Allele Capital Partners, LLC through Tribal Capital Markets, LLC was responsible for sourcing and executing the offering.

The securities are being sold in a private placement and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file a resale registration statement with the U.S. Securities and Exchange Commission, for purposes of registering the resale of the ordinary shares issued or issuable in connection with the offering.

About Processa Pharmaceuticals, Inc.

The mission of Processa is to develop products with existing clinical evidence of efficacy for patients with unmet or underserved medical conditions who need treatment options that improve survival and/or quality of life. The Company uses these criteria for selection to further develop its pipeline programs to achieve high-value milestones effectively and efficiently. Active clinical pipeline programs include: PCS6422 (metastatic colorectal cancer and breast cancer), PCS499 (ulcerative Necrobiosis Lipoidica) and PCS12852 (gastroparesis). The markets of each indication are in excess of $1 billion each. The members of the Processa development team have been involved with more than 30 FDA drug approvals (including drug products targeted to orphan disease conditions) and more than 100 FDA meetings throughout their careers. For more information, visit the company’s website at www.ProcessaPharma.com .

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the registration statement relating to the securities being sold in this offering, which identifies important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

For More Information:

Michael Floyd

mfloyd@processapharma.com
301-651-4256

James Carbonara

Hayden IR

(646) 755-7412

james@haydenir.com